EXHIBIT 12.01
                                                                   -------------


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                     NINE MONTHS ENDED                              YEAR ENDED
                                   --------------------      -----------------------------------------------------------
                                     2004        2003         2003          2002        2001         2000         1999
                                   -------      -------      -------      -------      -------      -------      -------
PRE-TAX INCOME                     $46,468      $29,964      $66,479      $44,030      $43,363      $33,066      $16,056
                                   =======      =======      =======      =======      =======      =======      =======
FIXED CHARGES
Interest Expense                     5,519        3,400        4,894        3,095        5,152        7,097        2,859

Amortization of Debt Costs             507        2,119        2,248          539          530          530          221

Imputed interest on Rent
Expense                                597          475          633          567          600          967          500

Interest Credited to
contractholders                     13,215       11,120       14,900       10,963       10,271       10,130        8,668
                                   -------      -------      -------      -------      -------      -------      -------

Total Fixed Charges                $19,838      $17,114      $22,675      $15,164      $16,553      $18,724      $12,248
                                   =======      =======      =======      =======      =======      =======      =======
COMPUTATION
Total Earnings and Fixed
Charges                            $66,306      $47,078      $89,154      $59,194      $59,916      $51,790      $28,304
                                   =======      =======      =======      =======      =======      =======      =======
Ratio of Earnings to Fixed
Charges including interest
credited                              3.34         2.75         3.93         3.90         3.62         2.77         2.31
                                   =======      =======      =======      =======      =======      =======      =======
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